Exhibit 10.1

Service Agreement

Inspired Gaming (UK) Limited

Craig Kyle Wilson

Dated May 14, 2026

Contents

Parties		1

Agreed terms		1

1	Definitions and interpretation	1
2	Right to work in the UK	4
3	Start date	4
4	Probationary period	4
5	Duties	4
6	Notice period	7
7	Job title	7
8	Training	8
9	Outside interests	8
10	Company rules and procedures	9
11	Working hours	9
12	Place of work	9
13	Remuneration	10
14	Pension	12
15	Expenses	12
16	Holiday	13
17	Other paid leave	13
18	Other benefits	14
19	Sickness and sick pay	14
20	Inside Information	15
21	Confidential Information	16
22	Post-Termination Restrictions	17
23	Intellectual Property Rights	19
24	Termination of employment	21
25	Payment in lieu of notice	22
26	Garden leave	23
27	Directorship	24
28	Data Protection	26
29	Bribery and corruption	26
30	Prevention of the Facilitation of Tax Evasion	26
31	Notices	26
32	Validity of agreement	27
33	Entire agreement	27
34	Third party rights	27
35	Counterparts	27
36	Governing law and jurisdiction	27

This agreement is made on	May 14 2026

Parties

(1)	Inspired Gaming (UK) Limited, registered number 03565640 whose registered office is at First Floor, 107 Station Street, Burton-On-Trent, Staffordshire, DE14 1SZ (Company), and a wholly owned subsidiary of Inspired Entertainment, Inc. (INSE), a Delaware U.S., NASDAQ listed public company that conducts business through a number of operating companies, including the Company; and

(2)	Craig Wilson of the address on record with the Company (You or Executive).

Agreed terms

1	Definitions and interpretation

1.1	In this agreement where it is appropriate in context singular words include the plural and vice versa. Words defined below have the following respective meanings:

Appointment means your employment under the terms of this agreement.

Board unless otherwise described, means the Board of Directors of INSE, its Chartered Committees, or its duly authorised representative.

Business means the business of gambling and lottery services, server-based gaming, virtual sports betting, electronic table gaming, licensing of gaming software, sale, rental and lease of gaming machines and equipment, provision of betting and lottery content, video lottery terminals, ticket dispensing apparatus and distribution of betting and lottery content online or via mobile, remote and field support and development related to the provision of the aforementioned and any other business carried on by the Company and any Group Company from time to time.

Company Intellectual Property means Intellectual Property Rights created by You (whether jointly or alone) from time to time in the course of your employment with the Company, whether or not during working hours or using Company premises or resources and whether or not recorded in material form.

Confidential Information means:

(a)	information relating to the financial affairs of the Company. any Group Company and certain other companies, as more specifically provided in the Insider Trading Policy;;

(b)	the business methods and information of the Company and any Group Company (including prices charged, discounts given to customers or obtained from suppliers, product development, marketing and advertising programmes, costings, budgets, turnover, sales targets or other financial information);

(c)	lists and particulars of the Company’s and any Group Company’s agents, suppliers, customers and prospective customers and the individual contacts at such agents, suppliers, customers or prospective customers;

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(d)	details and terms of the Company’s and any Group Company’s agreements with its and/or their agents, suppliers and customers;

(e)	personal data relating to employees, officers and shareholders of the Company and any Group Company;

(f)	manufacturing or production or other processes and technical data and know-how employed by the Company and any Group Company and its and/or their suppliers;

(g)	details as to the design of the Company’s and any Group Company’s and its and/or their suppliers’ products and services and inventions or developments relating to future products and services;

(h)	details of any promotions or future promotions or marketing or publicity exercises planned by the Company and any Group Company;

(i)	details of any budgets, business or management plans of the Company and any Group Company; and

(j)	any information which may affect the value of the Business or the shares of the Company or any Group Company,

in whatever form, which is confidential, whether or not it is information which has been verbally confirmed to You as confidential or in the case of documents or other written materials or any materials in electronic format whether they are or were marked as confidential.

Garden Leave means any period in respect of which the Company has exercised its rights under clause 26.1.

Group means the Company and all companies which are for the time being either a Holding Company of the Company or a Subsidiary of either the Company or any such Holding Company.

Group Company means any company within the Group.

Incapacitated means prevented by illness or injury, from properly fulfilling your duties under this agreement (and Incapacity will be construed accordingly).

INSE means Inspired Entertainment, Inc, a Delaware corporation (Nasdaq,INSE).

Insider Trading Policy means the Insider Trading Policy of any Group Company restricting transactions in the securities of any Group Company by directors, executives and certain employees of any Group Company during certain times (such as closed periods) and setting out the procedure for obtaining clearance to deal in the securities of any Group Company. A copy of the Insider Trading Policy is available from the Chief Legal Officer of the Company;

Intellectual Property Rights means patents, Inventions, copyright and related rights, trade marks, trade names, service marks and domain names, rights in getup, goodwill, rights to sue for passing off, design rights, semiconductor topography rights, database rights, confidential information, moral rights, proprietary rights and any other intellectual property rights in each case whether registered or unregistered and including all applications or rights to apply for, and renewals or extensions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Invention means any invention, idea, discovery, development, improvement or innovation, processes, formulae, models or prototypes, whether or not patentable or capable of registration, and whether or not recorded in any medium.

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Market Abuse Regulation” or “MAR” means Regulation (EU) No 596/2014 on market abuse (as amended and supplemented from time to time) as it forms part of the law of the European Union, and (to the extent applicable) that Regulation as onshored into United Kingdom domestic law pursuant to the European Union (Withdrawal) Act 2018 and related implementing legislation (including, without limitation, the Market Abuse (Amendment) (EU Exit) Regulations 2019), as amended from time to time.

Recognised Investment Exchange means a recognised investment exchange as defined by section 285 of the Financial Services and Markets Act 2000.

Parent means INSE.

Salary means the basic salary payable to You under this agreement from time to time and does not include any benefits (or the value of benefits, including pension benefits), bonus, commission or other remuneration payable to You.

Social Media means online communication tool or application which facilitates the creation, publication, storage and/or exchange of user-generated content. Social media includes (but is not limited to) Twitter/X, Facebook, YouTube, LinkedIn, Instagram, TikTok, Myspace, Snapchat or WhatsApp.

Staff Handbook means the non-contractual policies and procedures set out in the Company’s staff handbook and in any applicable handbook of Parent, as either may be amended from time to time.

Start Date means the date on which your Appointment commences or commenced under this agreement.

Subsidiary and Holding Company have the meanings ascribed to them by section 1159 of the Companies Act 2006 or any statutory modification or re-enactment thereof but for the purposes of section 1159(1) Companies Act 2006 a company will be treated as a member of another company if any shares in that other company are registered in the name of:

(a)	a person by way of security (where the company has provided the security); or

(b)	a person as nominee for the company.

1.2	The headings in this agreement are included for convenience only and do not affect its interpretation or construction.

1.3	References to any legislation will be construed as references to legislation as from time to time amended, re-enacted or consolidated.

1.4	References to any rules, policy or procedure of the Company or the Group will be deemed to be and construed as a reference to such rules, policy and/or procedure as in force at the relevant time and as it/they may be updated from time to time by the Company or Group Company at its discretion.

1.5	Where, in this agreement, there is a reference to a requirement that notice or another matter be in writing, email communications are sufficient to meet that requirement.

1.6	References to clauses and the parties are respectively to clauses of and the parties to this agreement.

1.7	Save as otherwise defined words and expressions will be construed in accordance with the Interpretation Act 1978.

1.8	The Company accepts the benefits in this agreement on its own behalf and on behalf of all Group Companies. The Company is entitled to assign its rights and those of other Group Companies in connection with this agreement to any other Group Company at any time with immediate effect on giving written notice to You.

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2	Right to work in the UK

You warrant that You satisfy the necessary immigration requirements of, and are entitled to work in, the United Kingdom and will notify the Company immediately if You cease to be so entitled during the Appointment.

3	Start date

Your Appointment with the Company under the terms of this Agreement commences on May 14, 2026. Your period of continuous employment has commenced on the 21 April 2025.

4	Probationary period

4.1	The first twelve (12) months of your Appointment will be a probationary period and your Appointment may be terminated by either You or the Company at any time during this period on one month’s written notice.

4.2	During your probationary period your performance and suitability for your Appointment will be monitored. During, or at any time prior to the end of the probationary period, and should you have performed satisfactorily, You will be informed in writing if You have successfully completed the probationary period.

5	Duties

5.1	You warrant that by entering into this agreement and carrying out your duties under it You will not be in breach of any express or implied terms of any contract or of any other obligation binding upon You.

5.2	During the Appointment, You:

(a)	must serve INSE as Executive Vice President, Chief Financial Officer (CFO), Chief Accounting Officer (CAO), and Principal Accounting Officer (PAO) as those terms are further defined by the U.S. Securities Exchange Commission; and in such other officer and director positions with the Company and its subsidiaries and affiliates as the Board may direct;

(b)	are responsible for overseeing INSE, the Company, and Group financial functions and policies, including accounting, budget, credit, insurance, tax, and treasury, in compliance with applicable law and regulation, including but not limited to U.S. GAAP;

(c)	are responsible for overseeing INSE, the Company, and Group’s reporting and filing obligations with, among others, the SEC;

(d)	are responsible, together with INSE’s principal executive officer, for establishing and maintaining disclosure controls and procedures (as defined in the U.S. Securities Exchange Act of 1934, as amended (Exchange Act) Rule 13a-15(e) and internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f) for INSE

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(e)	are responsible for reviewing and approving financial disclosures in documents filed by INSE with the SEC under the Exchange Act and under the Securities Act of 1933, as amended, and the rules and regulations thereunder;

(f)	are required to obtain and maintain licences with relevant gaming bodies in relevant jurisdictions as You may be notified from time to time;

(g)	must provide and hold on the Group’s internal business management systems any lists and/or particulars of the clients, customers or other contacts with whom You are, or have been, engaged in business on behalf of the Company or any Group Company and keep these lists and/or particulars up-to-date on an ongoing basis. Any such lists and/or particulars will be, and will remain, the property of the Company;

(h)	must, without prejudice to clause 21.2, use your best endeavours to prevent the use or communication of Confidential Information by any person, organisation or company, unless such use or communication is for a legitimate purpose of, or has been expressly authorised by, the Company or any Group Company. You will inform the Board immediately if You know, or suspect, that any such person, organisation or company knows or has used, or is intending to use, any Confidential Information without a legitimate purpose, or without the prior express authorisation, of the Company or any Group Company; You will abide by the restrictions imposed pursuant to the Exchange Act on the improper dissemination of material nonpublic information, including the prohibitions on selective disclosure set forth in SEC Regulation FD.

(i)	must, unless prevented by Incapacity, devote the whole of your time and attention, endeavours and abilities to promoting the interests of the Company and of any Group Company and You must not engage in any activity which may be or may become harmful to or contrary to the interests of the Company or of any Group Company;

(j)	must observe and comply with all lawful and reasonable requests, instructions, directions, resolutions and regulations of the Executive Chairman and Chief Executive Officer of INSE and to provide such explanations, information and assistance as the Board, INSE, or Company may reasonably require;

(k)	must carry out your duties in a proper, loyal and efficient manner to the best of your ability and use your best endeavours to protect, promote, maintain, develop and extend the business and reputation of INSE, the Company and of the Group;

(l)	must comply with all legal duties imposed on You including those contained in the Companies Act 2006, the Delaware General Corporation Act, the rules and regulations of the SEC, and any professional conduct rules applicable to You;

(m)	must observe and comply with the Market Abuse Regulation and all lawful and reasonable requests, instructions, resolutions and regulations of the Board and give to them such explanations information and assistance as they may reasonably require, including in relation to the dealing in the securities of any Group Company including the Insider Trading Policy;

(n)	must be open, cooperative and comply with all applicable laws and regulations, including but not limited to, any compliance manual or code of ethics as may from time to time be adopted by the Company or any Group Company in respect of any dealings or proposed dealings on behalf of the Company or any Group Company;

(o)	shall report to the Board in writing any matter relating to the Company or any Group Company or any of its or their officers or employees which you become aware of and which could be the subject of a qualifying disclosure as defined by section 43B of the Employment Rights Act 1996;

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(p)	shall work such hours and travel within and outside the United Kingdom as may reasonably be required for the proper performance of your duties;

(g)	must comply with the Company’s and the Group’s anti-corruption and bribery policy and related procedures; and

(h)	must observe and comply with all Group policies applicable to Executive as they may exist from time-to-time, including policies with regard to stock ownership by senior executives and the Insider Trading Policy, provided that the Company shall ensure that all Company and Group policies, codes and procedures will be made readily available to the Executive. These policies are non-contractual and do not form part of this Agreement, unless explicitly stated otherwise.

(i)	must comply with the provisions of the Company’s and the Parent Company’s Certificate of Incorporation (as amended from time to time), the terms of any license granted to the Company or any Group Company and the requirements of any relevant regulatory body or securities exchange governing the activities of the Company or any Group Company;

(j)	must comply with the gaming laws in all territories and jurisdictions in which the Company or any Group Company operates or is regulated by from time to time and to inform your line manager immediately on becoming aware of any employee of the Company or of any Group Company having breached any such laws;

(k)	must report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other officer, employee or director of the Company or of any Group Company to the Board immediately on becoming aware of it;

(l)	shall submit to the Board all business, commercial and investment opportunities or offers presented to You, or of which You become aware, which relate to the Business (Corporate Opportunities). During your employment, unless approved by the Board, You shall not accept or pursue, directly or indirectly, any Corporate Opportunities on your own behalf or on behalf of another person or entity in or with respect to which You have any economic interest, or present such Corporate Opportunities to any business entity other than the Company or a Group Company, including, without limitation, any business entity which You serve as an officer or director;

(m)	shall not directly or indirectly procure, accept or obtain for your own benefit (or for the benefit of any other person) any payment, rebate, discount, commission, voucher, gift, entertainment or other benefit (Gratuities) from any third party in respect of any business transacted or proposed to be transacted (whether or not by You) by or on behalf of the Company or any Group Company in violation of the Company’s policies applicable to Gratuities;

(n)	shall observe the terms of any policy issued by the Company in relation to such Gratuities and any other bribery or corruption related laws which are relevant to the jurisdictions in which the Company or any Group Company carries out Business;

(o)	shall immediately disclose and account to the Company for any such Gratuities received by You (or by any other person on your behalf or at your instruction); and

(p)	shall promptly disclose to the Board full details of any investment (of whatever sort) You make in any business or company within the Company’s or any Group Companies’ areas of industry or sectors

(q)	shall (subject to applicable data protection laws) consent to the Company monitoring and recording any electronic communications or other systems the Company has for the purpose of ensuring that any rules the Company has are being complied with or for any other legitimate business purpose.

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5.3	During the Appointment:

(a)	the Company has no duty to provide any work to, or vest any powers in, You and You have no right to perform any services for the Company or for any Group Company; and

(b)	the Company is entitled at any time to appoint another person to act jointly with You in any capacity in which You may be employed.

5.4	If you are appointed as a director of the Company or any Group Company, you shall, in addition to the obligations under clause 5.1:

5.4.1	in the discharge of your duties and the exercise of your powers observe and comply with all lawful resolutions, regulations and directions from time to time made by, or under the authority of, the Board and/or the Board;

5.4.2	observe and comply with the articles of association or bylaws, as applicable (as amended from time to time) of any Group Company of which you are a director;

5.4.3	act in accordance with all statutory, fiduciary and common law duties that you owe to the Company and any Group Company (including those contained in the Companies Act 2006) in a proper, loyal and efficient manner to the best of your ability and use your best endeavours to maintain, develop and extend the business of the Company and of the Group;

5.4.4.	refrain from doing anything which would cause him to be disqualified from acting as a director; and

5.4.5.	not without the prior written consent of the Board and/or the Board pledge the credit of the Company or any Group Company other than in accordance with the applicable Group policy.

5.5.	Subject to all applicable laws and, in the case of serving on the Board, election by Parent’s stockholders, you shall accept (if offered) appointment as a director of the Company or any Group Company with or without such further remuneration and/or executive powers as the Board and/or the Board shall decide in their absolute discretion.

6	Notice period

6.1	Unless terminated in accordance with any other provision of this agreement providing for earlier termination, your Appointment will continue until terminated by at least six (6) months’ written notice given by either party to the other party.

7	Job title

7.1	The Company is the main UK operating subsidiary of INSE.

7.2	The Company will employ You in the capacity of Executive Vice President, CFO, CAO, and PAO of INSE and the Company and/or in such other position or capacity with such job title and duties as the Company may from time to time reasonably decide and subject to the terms and conditions set out in this agreement. Your initial normal duties are set out in the job description attached at Schedule 1. The Company may amend your job description from time to time. Your role reports to President and Chief Executive Officer of Parent or such other role as the Company notifies to You from time to time.

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8	Training

8.1	There is no mandatory training which You are required to complete at your own expense.

8.2	There is no entitlement to any specific training paid for the by the Company. However, You must complete all training:

(a)	as required to maintain any professional licences or qualifications associated with your role;

(b)	which the Company requires You to complete from time to time, including mandatory training which is required for the proper performance of your role, training in furtherance of compliance with the Company’s Code of Ethics, insider trading policy, anti-corruption policy, whistleblower policy, and human resources policies, where there are relevant changes to legal requirements or operational or technological changes or as otherwise required to meet business needs.

(c)	All mandatory training will be at the Company’s expense.

8.3	Subject to meeting any eligibility requirements, You may also have the opportunity to undertake additional optional training either at your own or the Company’s expense. Full details can be obtained from the Company’s HR Manager.

9	Outside interests

9.1	During the Appointment, You must not without the written consent of the Board (such consent not to be unreasonably withheld):

(a)	be engaged or interested either directly or indirectly (through any member of your family or household or otherwise) in any capacity in any trade, business or occupation (Outside Interest) whatsoever other than the Business of the Company or the Group provided that You shall not be prohibited from holding (whether directly or indirectly), for investment purposes only, up to five per cent of the shares or stock of:

(i)	any class of any public company quoted or dealt in on a Recognised Investment Exchange; and/or

(ii)	any private company, where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company; or

(b)	become a member of the Territorial Army or another reservist force, a member of Parliament, a councillor of a local authority or a magistrate, or occupy or be engaged in public office.

9.2	In the event that the Board consents to You undertaking an Outside Interest in accordance with this clause, before commencing such Outside Interest, You shall first of all provide written confirmation to the Board that You have no obligation to disclose any Corporate Opportunities in connection or in relation to such Outside Interest that conflict with your obligations under clause .2 (b). Further You agree to provide in writing to the Board all information, explanations and assistance regarding the Outside Interest as the Board may lawfully require for any reasonable business purpose in connection with the business and affairs of the Company or any Group Company

9.3	You agree to disclose to the Company any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of your obligations under this Clause 9.

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10	Company rules and procedures

10.1	There are no collective agreements in force which affect the terms and conditions of your Appointment.

10.2	You are required at all times to comply with all rules, policies and procedures of the Company or Group as amended from time to time (including policies and procedures set out in the Staff Handbook). However, in the event of any conflict between the terms of this agreement and the Staff Handbook or other policies or procedures, the terms of this agreement will prevail. The Company and each relevant Group Company is entitled to amend any of its rules, policies and/or procedures at any time, including those expressly referred to in this agreement.

10.3	The non-contractual disciplinary procedure which applies to your employment with the Company is contained in the Staff Handbook.

10.4	You must notify any appeal in connection with any disciplinary decision relating to Yourself, to the Board in writing in the first instance.

10.5	The non-contractual grievance procedure which applies to your Appointment is contained in the Staff Handbook.

10.6	The Company has the right to suspend You from your duties on such terms and conditions as the Company determines for the purpose of carrying out an investigation into any allegation of misconduct or negligence or an allegation of bullying, harassment or discrimination against You, and pending any disciplinary hearing. During any period of suspension, the Company will continue to pay You such Salary and provide all such other contractual benefits as You would have been entitled to if not suspended.

11	Working hours

11.1	Your normal working hours are eight hours each day Monday to Friday but your hours of work may vary as necessary to meet the needs to the business. You must also work such additional hours as may reasonably be required for the proper performance of your duties.

11.2	You agree to opt-out of the average maximum weekly working time of 48 hours in regulation 4(1) of Working Time Regulations 1998. You may at any time terminate this opt out by giving the Company three months’ notice in writing.

12	Place of work

12.1	Your normal place of work is your home address. However, You will be expected to be present in the Burton on Trent offices as needed in order to carry out your duties to the extent reasonably necessary and may be required from time to time to visit and work at such other place or places in the United Kingdom or elsewhere as is necessary for the performance of your duties or as the Company decides from time to time. The Company may change your normal place of work within the United Kingdom. Unless otherwise agreed You will not be required to work outside the United Kingdom for a continuous period exceeding one month.

12.2	You must travel within and outside the United Kingdom as reasonably required for the proper performance of your duties.

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12.3	At such times as You are required or permitted to work from your home address or otherwise outside the premises of the Company:

(a)	You agree to comply with all health and safety guidelines and instructions which the Company gives to You from time to time, including any relevant Company policies, and to complete without delay all health and safety questionnaires that the Company sends to You to time to comply with its statutory health and safety obligations;

(b)	You are responsible for ensuring the security of Confidential Information. In particular You must:

(i)	comply with Company instructions relating to password security;

(ii)	not use any personal device or computer other than with the Company’s prior written consent and encrypt and/or password protect any Confidential Information held on any personal device or computer;

(iii)	lock your computer terminal and any other device used for Company purposes whenever it is left unattended;

(iv)	ensure any wireless network used by You is secure;

(v)	keep all papers containing Confidential Information in a secure location;

(vi)	report immediately to your line manager any data breach or incident involving the security of information relating to the Company, or Company clients, customers or suppliers or anyone working for the Company that You discover or suspect; and

(vii)	comply with any applicable Company and Group policies as they may be amended from time to time;

(c)	You consent to Company representatives, at reasonable times and on reasonable notice, entering your home address at any time during your Appointment to:

(i)	install, inspect, replace, repair, maintain or service any Company property; and

(ii)	carry out health and safety risk assessments of your workstation and any Company property; and

(d)	You must comply with any Company home and/or hybrid working policies and procedures; and

12.4	If your home address changes, You are required to notify the Company of such change a minimum of 30 days in advance. You must not move your home address to any location outside of the United Kingdom.

12.5	You confirm that You would not be in breach of any covenant or agreement in working from your home address.

13	Remuneration

13.1	The Company shall pay to the Executive during their employment an annual salary (“Salary”) of three hundred thousand British Pounds (£300,000) per annum or such other rate as may from time to time be agreed between the Company and You (Salary). The Salary shall be subject to income tax, national insurance and any other deductions which the Company is required by law to make. You acknowledge that You are not entitled to receive further remuneration in respect of any additional hours worked above your normal working hours, subject to deductions for tax and National Insurance contributions

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13.2	The Executive will, during their employment, have the opportunity to earn an annual bonus of up to not less than fifty percent (50%) of Executive’s annual Salary (such amount, the “Target Bonus”) and a maximum annual bonus of up to two (2) times the Target Bonus (the “Maximum Annual Bonus”), the amount of such Target Bonus and the terms thereof to be established annually by the Compensation Committee. The annual bonus shall be consistent with the Company’s short term incentive plan (such plan or any other short term cash bonus plan the Company may adopt with respect to its senior executives, the “STIP”) and the award criteria applicable to other senior executives of the Company. Annual performance goals will be established by the Compensation Committee (following consultation with the Executive), and such goals, once final, will be communicated to the Executive as promptly as practicable after the start of the applicable year. Any bonus payment will not be pensionable.

13.3	The Executive will, during their employment, be eligible to receive incentive and equity (or equity-based) compensation and any other benefits to be determined annually by the Compensation Committee. The Executive shall also eligible to participate in any long-term incentive plan (“LTIP”) available to senior executives of the Company.

13.4	SPECIAL SIGN-ON EQUITY GRANT

(a)	In addition to the compensation of the Executive referred to elsewhere in this Agreement, the Company shall procure that INSE award the Executive thirty thousand (30,000) Restricted Stock Units (RSUs) (the “Special Sign-on Equity Grant”), subject to and on the terms of the 2023 Omnibus Incentive Plan issued by Inspired Entertainment, Inc and the restricted stock unit agreement to be signed by you on even date, on the following basis:

(i)	30,000 RSUs will be time-based and will vest in three equal parts, subject to the Service Requirement (defined below) on December 31, 2027, 2028, and 2029.

(A)	As used herein, the “Service Requirement” shall mean that the Executive remains employed by the Company pursuant to this Agreement on the vesting date.

(B)	Vesting in the case of death or a Change in Control shall be treated in accordance with subsection C (i) and (ii) of this Section 13.4.

(C)	Conditions Relating to Death and Change in Control with Respect to the Special Sign-on Grant. Except as set forth in subsections (i) and (ii) hereof, should the employment of the Executive terminate for any reason on or before December 31, 2029, any Special Sign-on Equity Grant RSUs that have not vested prior to such date shall be forfeited.

(i) In the event of the death of the Executive prior to December 31, 2029, the estate of the Executive shall be entitled to receive a percentage of the Special Sign-on Equity Grant, pro-rated based on the number of days they served under this agreement until their death.

(ii) In the event of a Change in Control (as defined in the Inspired Entertainment, Inc. 2023 Omnibus Incentive Plan) occurs AND the Executive’s employment is terminated by the Company or an Affiliate without Cause within the twelve (12) month period immediately following such Change in Control (such that the Participant’s Units would otherwise be cancelled (e.g., not be retained in accordance with Section 14(g) of the Plan)), the Executive’s unvested Units shall vest as of the date of such termination.

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13.5	The compensation payable hereunder or otherwise to You during the Appointment and any shares, the value of those shares and any cash payment made under the Group’s equity compensation plans shall be subject to (i) any Group clawback or recoupment policy required in order to comply with applicable law, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder and (ii) any Group clawback or recoupment policy approved by the Board or the Board which applies to You. The Company, the Parent Company, and You acknowledge that this clause 13.5 is not intended to limit any clawback and/or disgorgement of such compensation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

14	Pension

14.1	You will be auto enrolled into the Inspired Gaming UK Ltd Group Pension (or such other registered pension scheme as you may be invited participate in as may be established by the Company from time to time, subject to:

(a)	Your right to opt out of auto-enrolment in accordance with the applicable statutory rules;

(b)	the rules of the Scheme(s) as may be in force from time to time; and

(c)	the tax reliefs and exemptions available from HM Revenue & Customs, as amended from time to time.

Full details of your entitlements in relation to the Scheme(s), if any, are in the accompanying Offer Letter and full details of the Scheme(s) are available from Inspired Gaming - Inspired Gaming Group Ltd. Contributions made into the Scheme will by default be made via salary exchange, unless you inform the Company otherwise, or certain conditions apply. Further details on salary exchange are available from the HR Department.

14.2	You shall pay such contributions to the Scheme as may be required by the rules of the Scheme as amended from time to time and to the extent permitted by law.

14.3	Subject to the statutory minimum and HM Revenue & Customs requirements the Company may vary the Scheme at any time.

14.4	A contracting-out certificate is not in force in respect of your Employment.

15	Expenses and Travel

15.1	You shall be entitled to reimbursement of all reasonable, authorized and properly incurred out-of-pocket expenses incurred wholly, necessarily and exclusively in the performance of your duties, subject at all times to compliance with the Company’s expenses, travel and procurement policies as in force from time to time (the “Expenses Policy”), and to the provision of appropriate supporting documentation. If You are provided with a credit or charge card by the Company this must only be used for expenses which You incur in performing the duties of your Appointment.

15.2	The Company shall bear the cost of ordinary commuting between your primary place of residence and your designated place of work. Where You required to travel to an alternative work location, attend meetings, or perform duties at locations other than your usual place of work, the Company shall reimburse reasonable travel costs in accordance with the Expenses Policy.

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15.3	The Company shall reimburse reasonable costs of subsistence, meals and accommodation incurred by the Executive while travelling on Company business, provided such costs are consistent with the Expenses Policy and reflect an appropriate standard for a senior executive of a NASDAQ-listed company.

15.4	Where required for business purposes, the Executive shall be entitled to use a hire car or other appropriate ground transportation, the cost of which shall be borne or reimbursed by the Company in accordance with the Expenses Policy. Any long-term or recurring hire arrangements shall require prior approval in accordance with internal governance procedures.

15.5	All reimbursements and benefits under this clause shall be subject to compliance with applicable laws and regulations, including relevant tax rules in the United Kingdom and the United States;

16	Holiday

16.1	The Company’s holiday year runs between 1st January and 31st December. In addition to the normal bank and public holidays applicable in England and Wales You will be entitled to 25 working days’ paid holiday during each holiday year plus bank holidays to be taken at such time as the Company may from time to time approve in advance and paid at the rate of Salary or, only if and to the extent required by applicable law, at the rate of your normal remuneration where this is greater than Salary (Holiday Entitlement).

16.2	In any holiday year, your statutory holiday entitlement will be deemed to be taken first.

16.3	During any period in which You are Incapacitated for a continuous period of one month or more You will only accrue your statutory holiday entitlement.

16.4	Save as required by law or as may be agreed with your line manager in advance and in writing, You may not carry forward untaken Holiday Entitlement from one holiday year to the next and any such Holiday Entitlement will be forfeited without any right to payment in lieu.

16.5	In the holiday year in which your Appointment commences or terminates Your holiday entitlement will be calculated on a pro-rata basis.

16.6	Upon termination of the Appointment You will, subject to clause 24.2 if appropriate, either be entitled to Salary in lieu of any outstanding Holiday Entitlement or be required to repay to the Company any Salary received in respect of Holiday Entitlement taken in excess of your proportionate Holiday Entitlement and any sums repayable by You may be deducted from any outstanding Salary or other payments due to You.

16.7	The Company may require You to take any accrued but unused Holiday Entitlement during any period of notice given to terminate the Appointment or at any other time, or, if applicable, any such holiday shall be deemed to be taken during any period of Garden Leave.

17	Other paid leave

17.1	Subject to any eligibility criteria, You may be entitled to other periods of paid leave including maternity leave, adoption leave, paternity leave, shared parental leave, compassionate leave, dependents leave and jury leave, statutory parental, bereavement leave subject to and in accordance with the applicable statutory rules and the Company’s policies and procedures in place from time to time. A copy of the Company’s current relevant policies and procedures is available in the Staff Handbook.

17.2	The paid leave referred to in this clause is not a contractual entitlement and may be amended or withdrawn by the Company at any time.

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18	Other benefits

18.1	Insurance

(a)	Without prejudice to the Company’s right to vary or discontinue any such benefits at its discretion, the Company will, subject to clauses 18.1(b) and 18.1(c), provide You with the following benefits, particulars of which may be obtained from the Company’s HR Manager:

(i)	private medical expenses insurance for You and your spouse or civil partner and your children under the age of 18 in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;

(ii)	life insurance at a rate of four times the Salary in accordance with arrangements made between the Company and such reputable insurer as the Company may decide from time to time and subject to the terms and conditions applicable to any such insurance;

(b)	The benefits referred to at each of clauses 18.1(a)(i) and 18.1(a)(ii) are conditional on the relevant insurer accepting cover for You at a premium the rate of which the Company considers reasonable and accepting liability for any particular claim. In the event that the relevant insurer does not accept cover or liability in respect of You at a premium the rate of which the Company considers reasonable or any claim by You in respect of any of the benefits referred to at clauses 18.1(a)(i) and 18.1(a)(ii), the Company will have no obligation to provide any alternative benefit or cover in this regard. The provision of the benefits at clauses 18.1(a)(i) and 18.1(a)(ii) inclusive will not restrict the Company’s ability to terminate the Appointment in accordance with clauses 5, 19.9 and 24.1 or 1.1 of this agreement for any reason including, without limitation, because You are Incapacitated.

(c)	All and any benefits provided under clauses 18.1(a)(i) and 18.1(a)(ii) will cease with effect from the date You reach state pension age or from the date of termination of the Appointment whichever is earlier.

(d)	You must pay and fully indemnify the Company against all income tax payable by the Company on your behalf by reason of any of the benefits received by You in connection with the Appointment. The Company is entitled and authorised to make deductions from the Salary or other payments due to You to satisfy any such income tax liability.

19	Sickness and sick pay

19.1	Subject to your compliance with the sickness absence procedures of the Company (as amended from time to time), you may be entitled to receive enhanced sick pay from the Company (“Enhanced Sick Pay”). The decision as to whether you are entitled to any Enhanced Sick Pay, and if so the amount of any such Enhanced Sick Pay, is entirely at the discretion of the Company. Enhanced Sick Pay is inclusive of SSP (as defined in clause 19.7 below).

19.2	If your pay during any period of Incapacity is reduced or you are paid SSP only, the level of contributions in respect of your membership of the pension scheme Inspired Gaming - Inspired Gaming Group Ltd may continue, subject to the relevant pension scheme rules in force at the time of absence.

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19.3	You agree to consent to medical examinations (at the expense of the Company) by a doctor nominated by the Company should the Company so require.

19.4	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify HR of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall, if required, refund to the Company that part of any damages or compensation recovered relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of Incapacity.

19.5	If You are Incapacitated You must immediately notify your line manager and inform them of the reason for your absence.

19.6	Each time You are absent from work You must provide evidence to the Company of the reason for your absence. This evidence must be provided by way of a self-certification form obtainable from the Company’s HR team which must be completed by You on the first day on which You return to work. In addition, in the case of illness or injury lasting for more than seven consecutive days, You must provide a doctor’s certificate on the eighth day of illness or injury and weekly thereafter.

19.7	Subject to You satisfying the relevant requirements, You shall receive statutory sick pay (SSP) under the provisions of the Social Security Contributions and Benefits Act 1992 for periods of absence due to Incapacity. For statutory sick pay purposes your qualifying days will be your normal working days.

19.8	You agree that, at any time during the Appointment, You will attend, if required by the Company for the purpose of assessing and obtaining guidance regarding your fitness for work, a medical examination by a medical practitioner appointed by the Company at its expense and will authorise such medical practitioner to disclose to, and discuss with, the Company’s HR Manager the results of any such medical examination.

19.9	If at any time You are Incapacitated during the Appointment for a total of 26 or more weeks in any 12 consecutive calendar months the Company may terminate the Appointment by such notice as is required by section 86 of the Employment Rights Act 1996 in writing given to You at any time during the period for which You are Incapacitated. The rights of the Company to terminate your Employment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, insurance or other benefits.

19.10	If You are Incapacitated for a consecutive period of 20 working days the Board may (without prejudice to the provisions of clause 5.3(b)) appoint another person or persons to perform your duties until such time as You are able to resume fully the performance of your duties.

20	Inside Information

20.1	During the Employment the Executive shall comply with the Group’s code of practice on dealings in securities in place from time to time, and the provisions of the Securities Exchange Act, the Market Abuse Regulation, and any other applicable laws and regulations in any jurisdiction governing insider trading relating to any Group Company and any other applicable law or regulations applying to dealings in securities of the Company or of any Group Company, and will comply with the Insider Trading Policy.

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20.2	The Executive shall not and shall procure that none of his closely associated persons (as defined in the Market Abuse Regulation) (including his spouse or civil partner and any children or step-children under the age of 18) shall deal in any way in any securities of the Company or of any Group Company except in accordance with the Group’s code of practice from time to time in relation to such dealings.

21	Confidential Information

21.1	You acknowledge that in the course of the Appointment You will have access to trade secrets of the Company and/or Group Company and/or Confidential Information. You agree that You will not at any time during the Appointment nor at any time after its termination except for a purpose of the Company or the Group directly or indirectly:

(a)	use or disclose trade secrets of the Company and/or Group Company and/or any Confidential Information;

(b)	make, use, or remove from the premises of the Company or of any Group Company copies of any Confidential Information or other document, record, memoranda, correspondence or other data (including emails) (created or stored in whatever media, including for the avoidance of doubt in any electronic format) relating to the Company or Group Company other than in the proper performance of your duties under this agreement except with the written authority of the Board which authority will apply in that instance only;

(c)	post Confidential Information on any Social Media. On termination of employment, You must comply with the terms of the Company’s Social Media Policy governing termination.

21.2	All trade secrets of the Company and/or Group Company and its/their Confidential Information are and remain the property of the Company and/or Group Company at all times.

21.3	Your obligations under clauses 21.1 and 21.5 will not, however, prevent You from:

(a)	using or disclosing any Confidential Information which and to the extent that You are authorised to use or disclose by the Company; or

(b)	using or disclosing any Confidential Information which has entered the public domain unless it enters the public domain as a result of an unauthorised disclosure by You or anyone else employed or engaged by the Company or any Group Company; or

(c)	using or disclosing any Confidential Information which is required by HM Revenue & Customs; or

(d)	using or disclosing any Confidential Information which You are required to disclose by law or is appropriate to disclose to a regulatory body; or

(e)	disclosing Confidential Information which is appropriate to disclose to the police in circumstances in which a criminal offence has been, or is alleged to have been, committed; or

(f)	disclosing Confidential Information which is necessary and appropriate to disclose in confidence to a trade union representative or a regulated health, care or legal professional; or

(g)	filing a charge or complaint with the Securities and Exchange Commission or other applicable U.S. governmental agency or commission, and You understand that the Appointment does not limit your ability to communicate with any U.S. governmental agency or commission or otherwise participate in any investigation or proceeding that may be conducted by any U.S. governmental agency or commission, including providing documents or other information, without notice to the Group; or

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(h)	receiving an award from a U.S. government-administered whistleblower award program (including an award from the SEC pursuant to Section 21F of the Securities Exchange Act and the rules and regulations thereunder); or

(i)	disclosing Confidential Information which You are entitled to disclose under section 43A to 43L of the Employment Rights Act 1996 (whistleblowing provisions) provided that the disclosure is made in an appropriate way to an appropriate person having regard to the provisions of that Act and this Agreement, provided that, in the case of any disclosure under clauses 21.3(c) to 21.3(i), You must (to the extent permitted by the applicable laws) notify the Company in advance of the disclosure.

21.4	You must not make any public statement (whether written or oral) to the media or otherwise relating to the affairs of the Company or any Group Company and must not write any article for publication on any matter concerned with the Business or other affairs of the Company or the Group without the prior written consent of the Board.

21.5	Without prejudice to clause 21.3, You must not directly or indirectly make, whether in writing or otherwise, any adverse statements or comments about the Company or any Group Company or its/their officers, directors, shareholders or employees.

22	Post-Termination Restrictions

22.1	In this clause 22 the following words and phrases have the following meanings:

Customer means any person, firm or company who at the Termination Date, or at any time during the 12 months immediately prior to the Termination Date, was a customer of the Company or any Group Company, and from whom You had obtained business on behalf of the Company or any Group Company, or to whom You had provided or arranged the provision of goods or services on behalf of the Company or any Group Company, or for whom You had management responsibility, in each case at any time during the 12 months immediately prior to the Termination Date.

Potential Customer means any person, firm or company with whom either You or any other employee of the Company or any Group Company for whom You had, at the date of the negotiations, management responsibility, carried out negotiations on behalf of the Company or any Group Company, at any time during the period of three months immediately prior to the Termination Date, with a view to such person, firm or company becoming a customer of the Company or of any Group Company.

Restricted Business means the Business or any part of the Business which in either case:

(a)	is carried on by the Company or any Group Company at the Termination Date; or

(b)	was carried on by the Company or by any Group Company at any time during the period of six months immediately prior to the Termination Date; or

(c)	is to your knowledge to be carried out by the Company or by any Group Company at any time during the period of six months immediately following the Termination Date,

and which You were materially concerned with or had management responsibility for or had substantial Confidential Information regarding in each case at any time during the period of 12 months immediately prior to the Termination Date.

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Restricted Employee means any person employed or engaged by the Company or any Group Company at the Termination Date in the capacity of director, consultant or in any senior research, technical, IT, financial, marketing, sales or any managerial role whom You have managed, or with whom You worked, at any time during the period of 12 months immediately prior to the Termination Date, and does not include any non-managerial employee employed in an administrative, clerical, manual or secretarial capacity.

Restricted Supplier means any supplier to the Company or to any Group Company with whom You have had substantial personal contact or for whom You have had managerial responsibility during the period of 12 months immediately prior to the Termination Date.

Restricted Territory means England, Scotland, Wales and Northern Ireland together with any other country in which the Company or any other Group Company:

(a)	carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at the Termination Date; or

(b)	carried on any Restricted Business or provided any goods or services in connection with any Restricted Business at any time during the period of six months immediately prior to the Termination Date; or

(c)	is to your knowledge to carry out any Restricted Business at any time during the period of six months immediately following the Termination Date,

and regarding which country at any time during the period of 12 months immediately prior to the Termination Date You:

(d)	were materially concerned with or worked in; and/or

(e)	had management responsibility for; and/or

(f)	obtained substantial Confidential Information.

Termination Date means the effective date of termination of the Appointment.

22.2	You acknowledge that following termination of the Appointment, You will be in a position to compete unfairly with the Company as a result of the Confidential Information, trade secrets and knowledge about the business, operations, customers, employees and trade connections of the Company and the Group You have acquired or will acquire and through the connections that You have developed and will develop during the Appointment. You therefore agree to enter into the restrictions in this clause 22 for the purpose of protecting the Company’s legitimate business interests and in particular the Confidential Information, goodwill and the stable trained workforce of the Company and the Group.

22.3	You covenant with the Company and each Group Company that You will not directly or indirectly, on your own behalf, or on behalf of any person, firm or company in connection with any business which is or is intended or about to be competitive with the Restricted Business (as defined above) or in relation to the provision of any goods or services similar to or competitive with those sold or provided by the Company or any Group Company in connection with the Restricted Business:

(a)	for a period of 6 months following the Termination Date solicit or canvass the custom of any Customer (as defined above);

(b)	for a period of 6 months following the Termination Date solicit or canvass the custom of any Potential Customer (as defined above);

(c)	for a period of 6 months following the Termination Date deal with any Customer;

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(d)	for a period of 6 months following the Termination Date deal with any Potential Customer;

(e)	for a period of 6 months following the Termination Date solicit or entice away, or attempt to entice away from the Company or any Group Company any Restricted Employee (as defined above);

(f)	for a period of 6 months following the Termination Date employ, offer to employ or enter into partnership with any Restricted Employee with a view to using the knowledge or skills of such person in connection with any business or activity which is or is intended to be competitive with the Restricted Business.

22.4	You covenant with the Company and each Group Company that You will not for a period of 6 months following the Termination Date, directly or indirectly, on your own behalf, or on behalf of any person, firm or company within the Restricted Territory (as defined above) set up, carry on, be employed in, provide services to, be associated with, or be engaged or interested in, whether as director, employee, principal, shareholder, partner or other owner, agent or otherwise, any business which is, or is intended or about to be, competitive with the Restricted Business save as a shareholder for investment purposes only of not more than three per cent of any public company whose shares or stocks are quoted or dealt in on any Recognised Investment Exchange.

22.5	You covenant with the Company and each Group Company that You will not for a period of 6 months following the Termination Date, directly or indirectly, on your own behalf, or on behalf of any person, firm or company endeavour to cause any person, firm or company who at the Termination Date, or at any time during the 12 months immediately prior to the Termination Date, is or was a Restricted Supplier (as defined above) to the Company and/or any Group Company, to either cease to supply the Company or any Group Company or materially alter the terms of such supply in a manner detrimental to the Company or any Group Company.

22.6	In the event that You receive an offer of employment or request to provide services either during the Appointment or during the currency of the restrictive periods set out in clauses 22.3 and 22.4 and 22.5, You must (and the Company may) provide immediately to such person, company or other entity making such an offer or request a full and accurate copy of this agreement signed by both parties.

22.7	The restrictions contained in this clause are considered by the parties to be reasonable in all the circumstances. Each sub clause constitutes an entirely separate and independent restriction and the duration, extent and application of each of the restrictions are no greater than is necessary for the protection of the interests of the Company and any Group Company.

23	Intellectual Property Rights

23.1	You (and the Company) acknowledge that You may create Inventions (alone or jointly) in the course of your employment with the Company and that You have a special obligation to further the interests of the Company in relation to such Inventions. You must, promptly following creation, disclose to the Company all such Inventions and works embodying Company Intellectual Property.

23.2	You acknowledge that (except to the extent prohibited by or ineffective in law) all Company Intellectual Property and materials embodying them will automatically belong to the Company as from creation for the full term of those rights.

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23.3	To the extent that any Company Intellectual Property does not vest in the Company automatically pursuant to clause 23.2 (and except to the extent prohibited by or ineffective in law) You:

(a)	hereby assign, by way of present and future assignment, any and all right, title and interest in the Company Intellectual Property to the Company; and

(b)	must hold the Company Intellectual Property on trust for the benefit of the Company until such Company Intellectual Property fully vests in the Company; and

(c)	hereby grant to the Company an exclusive, worldwide, transferable, sub-licensable, royalty-free and fully paid-up licence to use the Company Intellectual Property in its discretion until such Company Intellectual Property fully vests in the Company.

23.4	To the extent that any Inventions You create (whether alone or jointly) at any time during the course of your Appointment are prohibited by or prevented in law from automatically vesting with the Company pursuant to clause 23.2 or from being assigned to the Company pursuant to clause 23.3(a), You must, immediately upon creation of such rights, grant the Company a right of first refusal, in writing, to acquire them on arm’s length terms to be agreed between You and the Company. If You and the Company cannot agree on such terms within 30 days of the Company receiving your offer, the Company will refer the dispute to an independent expert who will be appointed by the President of the Institute of Chartered Accountants in England and Wales. The expert will be instructed to act as an independent expert, and not as an arbitrator. The expert’s decision will be final and binding on the parties and the costs of the expert’s determination will be borne equally by You and the Company.

23.5	You agree:

(a)	to do everything You can to execute all such documents, both during and after the Appointment, as the Company may require to vest in the Company all right, title and interest pursuant to this agreement at the reasonable expense of the Company;

(b)	to do everything You can to provide all such information and assistance and do all such further things as the Company may require to enable it to protect, maintain and exploit the Company Intellectual Property to the best advantage, at the reasonable expense of the Company, including (without limitation), at the Company’s request, applying for the protection of Inventions throughout the world;

(c)	to do everything You can to assist the Company in applying for the registration of any registrable Company Intellectual Property, to enable it to enforce the Company Intellectual Property against third parties and to defend claims for infringement of third party Intellectual Property Rights at the reasonable expense of the Company;

(d)	not to apply for the registration of any Company Intellectual Property in the United Kingdom or any other part of the world without the prior written consent of the Company; and

(e)	to keep confidential all Company Intellectual Property unless the Company has consented in writing to its disclosure by You.

23.6	You hereby waive, as against the Company, its successors and assigns and any licensee of any of the foregoing, all of your present and future moral rights which arise under the Copyright Designs and Patents Act 1988 and all similar rights in other jurisdictions relating to the Company Intellectual Property.

23.7	You acknowledge that, except as provided by law, no further remuneration or compensation, other than that provided for in this agreement, is or may become due to You in respect of your compliance with this clause 23. This clause is without prejudice to your rights under the Patents Act 1977.

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23.8	You irrevocably appoint the Company as your attorney in your name to sign, execute, do or deliver on your behalf any deed, document or other instrument and to use your name for the purpose of giving full effect to this clause.

23.9	Rights and obligations under this agreement will continue in force after termination of this agreement in respect of any Company Intellectual Property.

24	Termination of employment

24.1	The Appointment may be terminated without notice or payment in lieu of notice with immediate effect by the Company if at any time:

(a)	it is found that You did not materially comply with any reasonable lawful order or direction given to You by the Company; or

(b)	the Company reasonably believes that You have committed any serious breach or repeated after written warning any breach or are guilty of a continuing breach of any of the terms of this agreement or the Parent Company’s Code of Ethics; or

(c)	the Company reasonably believes that You are guilty of any gross or serious misconduct or (after written warning) wilful neglect in the discharge of your duties under this agreement; or

(d)	the Company reasonably believes that You are guilty of any bribery, corruption, fraud, dishonesty or conduct tending to bring You or the Company or any Group Company into disrepute including for the avoidance of doubt any criminal offence (except a road traffic offence not involving a custodial sentence); or

(e)	You breach any gaming legislation whether in the UK or in other territories in which the Group operates and/or any associated licence conditions or codes of practice;

(f)	the Company reasonably believes that You have committed a breach of any legislation in force which may affect or relate to the business of the Company or any Group Company; or

(g)	You are guilty of a serious breach of any professional conduct rules applicable to You, any regulatory authorities relevant to the Company or any Group Company or any code of practice or policy issued by the Company (as amended from time to time);

(h)	You are not able to hold or maintain the necessary licenses required for necessary regulatory bodies, or in connection with professional qualifications and certifications needed to properly and effectively perform the role set out herein;

(i)	You become prohibited by law from being or acting as a statutory director; or

(j)	You are in material breach of the articles of association of the Company.

24.2	In the event of termination under clause 24.1 the Company will not be obliged to make any further payment to You except such Salary as will have accrued at the date of termination and payment in respect of accrued but untaken Holiday Entitlement.

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24.3	Upon notice of termination of the Appointment being given, or upon termination of the Appointment, or, at the start of a period of Garden Leave, or at any time upon request by the Company in writing, You must:

(a)	at the request of the Company resign from all (if any) offices held by You in the Company or any Group Company and all (if any) trusteeships held by You of any pension scheme or any trust established or subscribed to/by the Company and any Group Company and in the event of your failure to do so the Company is hereby irrevocably authorised to appoint some person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation;

(b)	immediately return to the Company all Company or Group Company related correspondence (including emails), documents, papers, materials, memoranda, notes, records (on whatever media and whether or not prepared or produced by You) and any copies thereof, all Confidential Information, all business passwords, any charge or credit cards and all other property belonging to the Company or any Group Company which may be in your possession or under your control provided that You will not be obliged to return prior to the date of termination of the Appointment any property provided to You as a contractual benefit;

(c)	if requested send to the Company a signed statement confirming that You have complied with clause 23.3 (b); and

(d)	provide the Company with any information, advice or reasonable assistance it requires in respect of your Appointment or its termination, including such reasonable assistance as the Company may require in ensuring the smooth and orderly handover of your role to any individual(s) nominated by the Company.

24.4	You agree that the Company may withhold any sums owing to You on termination of your Appointment pending your compliance with clause 24.3(b).

24.5	Following notice to terminate the Appointment being given by the Company or You, the Company may at any time:

(a)	announce to employees, officers, shareholders, investors, clients, customers and suppliers of the Company or any Group Company and/or (where appropriate) on a more general basis that the Appointment is ending and, where reasonably appropriate, the reason for such termination. You will not make any such announcement unless You have first obtained the Company’s express written consent; and/or

(b)	appoint a replacement (whether temporary or permanent) and to have that replacement work jointly with You and/or to take over some or all of the responsibilities of your role.

24.6	You must not at any time after the termination of the Appointment represent yourself as being in any way connected with or interested in the Business of the Company or the Group.

25	Payment in lieu of notice

25.1	At its absolute discretion the Company may at any time (including without limitation after notice of termination has been given by either party) lawfully terminate this agreement with immediate effect by notifying You in writing that the Company is exercising its right under this clause 25.1 and that it will make within 45 days a payment in lieu of notice (Payment in Lieu).

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25.2	The Payment in Lieu will be equal to your Salary for the then unexpired period of notice (subject to deductions required by law including the deduction at source of income tax and national insurance contributions). For the avoidance of doubt, the Payment in Lieu will not include any element in relation to:

(a)	any bonus or commission payments, or payments, rights or benefits under any share option or long term incentive plan or salary sacrifice scheme that might otherwise have been due had You worked for the Company during the notice period for which the Payment in Lieu is made;

(b)	any payment in respect of benefits which You would have been entitled to receive had You worked for the Company during the notice period for which the Payment in Lieu is made; and

(c)	any payment in respect of any Holiday Entitlement that would have accrued had You worked for the Company during the notice period for which the Payment in Lieu is made.

25.3	You have no right to receive a Payment in Lieu unless the Company has exercised its discretion in clause 25.1. Nothing in this clause 25 prevents the Company from terminating the Appointment in breach.

25.4	Notwithstanding clause 25.1 You will not be entitled to any Payment in Lieu if the Company would otherwise have been entitled to terminate the Appointment without notice in accordance with clause 25.1 and in that case the Company will also be entitled to recover from You any Payment in Lieu already made.

25.5	On termination of the Appointment howsoever arising You will not have any claim for breach of contract in respect of the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme operated by the Company or by any Group Company in which You may participate which would otherwise have accrued during the period of notice to which You are entitled.

26	Garden leave

26.1	Following notice to terminate the Appointment being given by the Company or You or if You purport to terminate the Appointment in breach of contract the Company may by written notice require You not to perform any services (or to perform only specified services) for the Company or for any Group Company for all or part of the applicable notice period required under this Agreement.

26.2	During any period of Garden Leave You will:

(a)	not be entitled to receive any work from the Company;

(b)	continue to receive the Salary and other contractual benefits under this agreement in the usual way and subject to the terms from time to time in force of any benefit arrangements;

(c)	remain an employee of the Company and remain bound by your duties and obligations, whether under this agreement or otherwise, which will continue in full force and effect;

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(d)	not contact or deal with (or attempt to contact or deal with) any customer, client, supplier, agent, distributor, shareholder, employee, officer or other business contact of the Company or any Group Company without the prior written consent of the Board;

(e)	not (unless otherwise requested) enter onto the premises of the Company or any Group Company without the prior written consent of the Board;

(f)	not commence any other employment or engagement (including taking up any directorships or consultancy services;

(g)	provide such assistance as the Company or any Group Company may require to effect an orderly handover of your responsibilities to any individual or individuals appointed by the Company or any Group Company to take over your role or responsibilities; and

(h)	make yourself available to deal with requests for information, to provide assistance, to attend meetings and to advise on matters relating to the Business. In connection with this clause 26.2 (h) You must ensure that your line manager knows how You can be contacted during each working day (with the exception of such periods of Garden Leave which are taken as holiday).

26.3	In the event that the Company exercises its rights under clause 26.1 of this agreement then any Garden Leave will be set off against and therefore reduce the periods for which the restrictions in clauses 22.3 and 22.4 of this agreement apply.

27	Directorship

27.1	Subject to clause 27.2, the Company will procure your appointment and You will act as a director of the Company. You must also accept (if offered) appointment as a director or officer of any Group Company. Your appointment as a director of the Company or any Group Company will be with or without such executive powers as the Board will decide in its absolute discretion.

27.2	Your appointment as a statutory director of the Company or any Group Company does not amount to a term of employment. In the event of you ceasing to be a statutory director as a result of the shareholders of the Company failing to elect or re-elect you as a statutory director of the Company or the Company removing You from any such directorship at any time for any reason, this will not amount to a breach of this agreement and will not give rise to a claim for damages or compensation.

27.3	During your Appointment, You must:

(a)	be responsible directly to the Board, or Executive Chairman or CEO of the same;

(b)	observe and comply with all lawful and reasonable requests, instructions, resolutions and regulations of the Board and give to the Board such explanations, information and assistance as the Board may reasonably require;

(c)	comply with all legal duties imposed on You including those contained in the Companies Act 2006 and any professional conduct rules applicable to You; and

(d)	resign any appointment as a director if requested by the Board without any claim for damages or compensation. If You fail to resign any such appointment the Company is hereby irrevocably authorised to appoint a person in your name and on your behalf to sign and execute all documents and do all things necessary to constitute and give effect to such resignation. Termination, at the Board’s request, of a directorship or other office held by You will not terminate your employment or amount to a breach of the terms of this agreement by the Company.

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27.4	You consent to the Company or any Group Company making your service contract (as defined in the Companies Act 2006) available for inspection in compliance with that Act notwithstanding that it contains your residential address.

27.5	Your Salary is set out at clause 12.5 and will be inclusive of any fees and/or remuneration to which You may be entitled as a director of the Company or any Group Company.

27.6	In circumstances where the continued normal operation of the Company’s Business is reasonably perceived to be at risk due to exceptional and/or unexpected serious national or international events which directly or indirectly impact on the Company (including, but not limited to, a catastrophe, a pandemic, war, terrorism or financial crisis) the Company may in its absolute discretion and with immediate effect to reduce your Salary, without any corresponding reduction in your normal working hours, by such amount as it considers reasonable to facilitate the future viability of the Business, save that any such reduction will not exceed 50% of your Salary.

27.7	If the Company is wound up for the purposes of reconstruction or amalgamation You will not as a result or by reason of any termination of your Appointment or the redefinition of your duties within the Company or the Group arising or resulting from any reorganisation or amalgamation of the Group have any claim against the Company or any other Group Company for damages for termination of your Appointment or otherwise so long as You will be offered employment with any concern or undertaking resulting from such reconstruction reorganisation or amalgamation on terms and conditions no less favourable to You than the terms contained in this agreement.

27.8	If You at any time have been offered but have unreasonably refused or failed to agree to the transfer of this agreement by way of novation to a Group Company or any company which has agreed to acquire, directly or indirectly, 50 per cent of the share capital of the Company, the Company may terminate your Appointment by such notice as is required by section 86 of the Employment Rights Act 1996 given within one month of such offer.

27.9	Your Appointment may be terminated without notice or payment in lieu of notice with immediate effect by the Company if at any time:

(a)	You are declared bankrupt or have a receiving order made against You or You make any general composition with your creditors or take advantage of any statute affording relief for insolvent debtors; or

(b)	You become prohibited by law from being or acting as a statutory director of the Company; or

(c)	You refuse or fail to agree to accept employment on the terms and in the circumstances specified in clause 27.8 of this agreement; or

(d)	You resign as a director of the Company other than at the request of the Board.

27.10	If You are not re-elected as a director at any Annual General Meeting of the Company at which You retire by rotation, the Company will be entitled to terminate your Appointment but without prejudice to any claim You may have for damages for breach of this agreement.

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28	Data Protection

28.1	You confirm that You have read and understood each of:

(a)	the Company’s Data Protection Policy, a copy of which is contained in the Staff Handbook; and

(b)	the employee privacy notice, a copy of which is available for review on the intranet (Employee Privacy Notice).

28.2	You must keep the Company informed of any relevant changes to your personal data.

28.3	In the course of the Appointment You will have access to personal data and special categories of data relating to other employees, other individuals who work for the Company or Group, shareholders, client/customers or contacts at clients/customers, suppliers and contacts at suppliers. You must comply with the Company’s data protection policies and procedures in respect of such data at all times. You must keep such data confidential and not use or disclose it other than in the proper performance of your duties.

28.4	The Company may update the Employee Privacy Notice at any time and will notify employees in writing of any changes. The Employee Privacy Notice does not form part of your contract of employment.

29	Bribery and corruption

29.1	The Company expects the highest standards of integrity in relation to your dealings with the Company’s customers, suppliers, agents and subcontractors and with any government official.

29.2	You must comply with the Company’s Anti-bribery and Corruption Policy. Any breach of this policy will be regarded as a serious matter and will be dealt with under the Company’s disciplinary procedure. Serious cases may be treated as gross misconduct leading to summary dismissal.

30	Prevention of the Facilitation of Tax Evasion

30.1	You must take a zero-tolerance approach to tax evasion. You must not engage in any form of facilitating tax evasion, whether under UK law or under the law of any foreign country. You must immediately report to the General Counsel any request or demand from a third party to facilitate the evasion of tax, or any concerns that such a request or demand may have been made.

30.2	You must at all times comply with the Company’s Anti-Facilitation of Tax Evasion Policy, a copy of which is available on the Company’s intranet and as may be updated from time to time. Any breach of this policy will be regarded as a serious matter and will be dealt with under the Company’s disciplinary procedure. Serious cases may be treated as gross misconduct leading to summary dismissal.

31	Notices

Notices may be given by either party by personal delivery or by letter or email addressed to the other party at (in the case of the Company) its registered office for the time being and (in the case of You) your last known address. Any such notice given by letter will be deemed to have been given 48 hours after posting. Any notice given to the Company by email may be sent to the normal business email address of the Chief Executive Officer of the Company and any notice given to You by email may be sent to such email address as You notify to the Company from time to time and any notice given by email will be deemed to have been given one hour after it was sent and a hard copy will be sent by post or fax by way of confirmation.

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32	Validity of agreement

If any provision of this agreement (including without limitation the provisions contained in clause 22 and clause 23) is found by any court or administrative body of competent jurisdiction to be invalid or unenforceable, such invalidity or unenforceability will not affect the other provisions of this agreement which will remain in full force and effect. If any provision of this agreement (including without limitation the provisions contained in clause 22 and clause 23) is so found to be invalid or unenforceable but would be valid or enforceable if some part of the provision were deleted, the provision in question will apply with such modifications as may be necessary to make it valid.

33	Entire agreement

33.1	This agreement constitute the entire agreement and understanding between the parties in respect of the matters dealt with in it and supersedes cancels and nullifies any previous agreement between the parties or any of them relating to such matters notwithstanding the terms of any previous agreement or arrangement expressed to survive termination.

33.2	Each of the parties acknowledges and agrees that in entering into this agreement, it does not rely on, and will have no remedy in respect of, any statement, representation, warranty or understanding (whether negligently or innocently made) other than as expressly set out in this agreement. The only remedy available to either party in respect of any such statement, representation, warranty or understanding will be for breach of contract under the terms of this agreement.

33.3	Nothing in this clause 33 will operate to exclude any liability for fraud.

34	Third party rights

Other than a Group Company, a person who is not party to this agreement will have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this agreement. This clause does not affect any right or remedy of any person which exists or is available otherwise than pursuant to that Act.

35	Counterparts

This agreement may be executed in any number of counterparts each of which when executed by one or more of the parties hereto will constitute an original but all of which will constitute one and the same instrument.

36	Governing law and jurisdiction

36.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation including non-contractual disputes or claims will be construed and governed in accordance with the laws of England and Wales.

36.2	To the maximum extent allowed by law, any dispute, controversy or claim arising out of or relating to this Agreement, including any question regarding its breach, existence, validity or termination or the legal relationships established by this contract or any non-contractual claims (whether in tort or otherwise), may be referred to and finally determined by arbitration.

36.3	It is agreed that:

(a)	the tribunal shall consist of one arbitrator to be appointed by the parties or, failing agreement by the parties within 20 days of service of written notice by either party to the other party requesting agreement to the appointment of an arbitrator, the appointing authority shall be the London Court of International Arbitration (LCIA)] OR the tribunal shall comprise three arbitrators. Each party shall appoint an arbitrator, and the two arbitrators so appointed shall appoint a third arbitrator who shall act as chair of the tribunal. If either party fails to appoint an arbitrator within 20 days of receiving notice of the appointment of an arbitrator by the other party, such arbitrator shall, at the request of the other party be appointed by the London Court of International Arbitration (LCIA). If the two arbitrators appointed in accordance with the above provisions fail to agree upon a third arbitrator within 10 days of the appointment of the second arbitrator, the third arbitrator shall, at the request of either party, be appointed by the LCIA.

(b)	the seat of the arbitration shall be London and the law governing this arbitration agreement shall be English law.

SIGNATURE PAGE TO FOLLOW

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IN WITNESS whereof the parties have executed this agreement as a deed on the date of this agreement.

by one director in the presence of an attesting witness

Executed as a deed by Inspired Gaming (UK))
Limited by a director in the presence of a witness:	)
	)	Signature
	)	Name (block capitals)	SIMONA CAMILLERI

Director

Witness signature

Witness name	Virgilia Stevens
(block capitals)

Witness address	107, Station Street, Burton Upon Trent, DE141, United Kingdom

Signed as a deed by Craig Kyle Wilson in the presence of:	)
)
)
	)	Signature

Witness signature

Witness name	SIMON WHITBY
(block capitals)

Witness address	107, Station Street, Burton Upon Trent, DE141, United Kingdom

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Schedule 1 – Job Description

●	Serve as:

○	EVP, CFO, CAO, and PAO of INSE, and the Company;

○	Director or Officer of such subsidiaries or affiliates as directed by INSE, its Executive Chair, CEO, Board, or authorized representative;

○	Member of Company Executive Committee;

●	Assist INSE senior management team and Board in developing and implementing Group strategy;

●	Ensure compliance with all applicable regulatory requirements, especially compliance with U.S. GAAP accounting requirements within Company’s accounting, finance, controls, and reporting functions;

●	Ensure external reporting meets or exceeds all regulatory and professional standards – analyst presentations, statutory accounts and other presentations as needed to support the INSE senior management on a proactive Investor Relations strategy.

●	Lead and ensure the effectiveness of the key finance functions of Financial Control, Financial Reporting, Corporate Finance (M&A), Tax, Treasury;

●	Coordinate with INSE, Company, and Group Auditors and other accounting professionals assisting same;

●	Help foster a strong performance culture with a key emphasis on value creation, ROI and cash management;

●	Ensure the business has the appropriate capital structure and available liquidity to enable it to meet its ongoing operational needs whilst pursuing its strategic objectives

●	Manage the financial aspects of Investor Relations and how they relate to Group strategy and support the Executive Chair and CEO in representing the Group’s strategy and market positioning to investors, delivering a message that is well defined and understood and a robust and compelling vision of the business;

●	Help manage the external relationships with advisors such as the auditors and corporate brokers and attend all Audit Committee and other Board meetings involving auditors and non-executive directors;

●	Provide to the Board and the Audit Committee all information requested by the Board and the Audit Committee; and comply with all obligations imposed by the Board or the Audit Committee;

●	Develop a robust approach to forecasting business performance through strong functional leadership and excellent relationships with Group Executives and Divisional teams, positively influence ways of working and decision making.

●	Demonstrate creativity, innovation, change management, continuous improvement and strong leadership skills.

●	Establish finance as a true ‘business partner’; integrate finance into the business and provide real value through the provision of quality, timely and accurate information, highlighting issues and trends.

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